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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of report: (Date of earliest event reported):      September 27, 1999
                                                   ---------------------------


                            AMERISTEEL CORPORATION
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


              Florida                 1-5210             59-0792436
    ----------------------------   ------------     -------------------
    (State or Other Jurisdiction   (Commission         (IRS Employer
         of Incorporation)         File Number)     Identification No.)

      5100 W. Lemon Street, Tampa, Florida                  33609
    ----------------------------------------             ----------
    (Address of Principal Executive Offices)             (Zip code)

                                (813) 286-8383
             ----------------------------------------------------
             (Registrant's Telephone Number, Including Area Code)


         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

    On September 27, 1999, Kyoei Steel, Ltd. ("Kyoei"), a company organized under the laws of Japan, sold approximately 88% of the issued and outstanding common stock of FLS Holdings, Inc. ("FLS"), a Delaware corporation, to Gerdau USA Inc. ("Gerdau USA"), a Delaware corporation and wholly-owned subsidiary of Gerdau S.A. ("Gerdau"), a company organized under the laws of Brazil (the "Stock Purchase Transaction"). The Stock Purchase Transaction was consummated pursuant to the terms and conditions of a Stock Purchase Agreement dated September 27, 1999, by and among Kyoei, Gerdau USA and Gerdau (the "Stock Purchase Agreement").

    FLS is a holding company and the majority stockholder of AmeriSteel Corporation ("AmeriSteel") owning 9,000,000 shares or approximately 85% of the issued and outstanding common stock of AmeriSteel. As a result of the Stock Purchase Transaction, Gerdau, through its majority stock ownership of FLS, has a right to elect a majority of the Board of Directors of FLS which in turn provides Gerdau with voting and investment control of the shares of common stock of AmeriSteel owned by FLS.

    The purchase price paid by Gerdau was $261,360,000, of which $130,000,000 was paid in cash at closing and the remaining $131,360,000 is payable in three equal installments of $43,786,666.66 on March 27, 2000, September 27, 2000 and March 27, 2001, pursuant to three separate promissory notes. The purchase price was financed by a combination of cash on hand of Gerdau and its affiliates (the "Gerdau Group"), a revolving and term credit facility provided initially by a group of Canadian banks led by The Toronto-Dominion Bank, in the aggregate amount of Cdn$275,000,000 (the "Canadian Facility") and through the issuance of the promissory notes payable to Kyoei or its registered assigns, by Gerdau USA guaranteed by Gerdau S.A. and supported by stand-by letters of credit issued by The Chase Manhattan Bank. The Canadian Facility consists of a 364 day Revolving Extendible Operating Facility for Cdn$75 million and a five year Non-Revolving Reducing Term Facility for the remaining amount of the facility, both bearing interest at a range of Canadian and U.S. dollar floating rates plus margins. Both facilities are subject to early amortization, depending on the applicable borrowing base calculation (for the Revolving Facility) and cash flow sweep and other factors (in the case of the Term Facility), and to acceleration on terms customary for facilities of this kind.


    The Canadian Facility was made available to Gerdau Steel, Inc., Gerdau Courtice Steel Inc. and Gerdau MRM Steel Inc., jointly and severally, as borrowers, secured by the assets of the borrowers and guaranteed by and secured by the assets of other subsidiary companies of the Gerdau Group in Canada and the United States (Gerdau MRM Holdings Inc., Porter Bros. Corporation, Gerdau USA and FLS) and by Gerdau. The terms and conditions of the pledge of the assets of Gerdau USA and FLS provide rights in favor of the lenders customary for facilities of this kind, including, but not limited to, the right to seek to recover against the assets of Gerdau USA and/or FLS in the event of a default under the Canadian Facility. As a result, in the event of a default, the exercise of such rights by the lenders could result in a change of control of AmeriSteel.

    Under the terms of the Stock Purchase Agreement, Gerdau USA, Kyoei and FLS also entered into a Shareholders Agreement on September 27, 1999. The Shareholders Agreement provides that Gerdau USA, as long as Kyoei maintains at least a 2.5% ownership interest in FLS, will elect one person designated by Kyoei to the Board of Directors of FLS and AmeriSteel. In addition, the Shareholders Agreement provides: (i) for restrictions on transfer of shares of FLS common stock by Kyoei and Gerdau USA, (ii) Gerdau USA with a right of first refusal to purchase any shares of FLS common stock offered for sale by Kyoei,
(iii) Kyoei with a right to require Gerdau USA to purchase all of the shares of FLS common stock held by Kyoei and (iv) Kyoei with certain rights to participate pro-rata in any disposition of shares of FLS common stock by Gerdau USA.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    The Exhibits to this report are listed in the Index to Exhibits set forth elsewhere herein.



                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   AMERISTEEL CORPORATION




Date: October 12, 1999             By:/s/ Tom J. Landa
     ------------------------         -------------------------------------
                                      Tom J. Landa, Chief Financial Officer

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                               INDEX TO EXHIBITS

  Exhibit
  Number    Description
  -------   -----------
    2.1     Stock Purchase Agreement dated September 27, 1999, by and among
            Gerdau S.A., Gerdau USA, Inc. and Kyoei Steel Ltd.

    2.2 Shareholders Agreement dated September 27, 1999, by and among Gerdau USA, Inc., Kyoei Steel Ltd. and FLS Holdings, Inc.

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